Exhibit (A)(1)(xi)

SUPER ROI GLOBAL HOLDING LIMITED PURCHASES CLASS A ORDINARY SHARES AND ADSs IN TENDER OFFER FOR JUMEI INTERNATIONAL HOLDING LIMITED

BEIJING, China, April 9, 2020 — Super ROI Global Holding Limited (“Super ROI”) and Jumei International Holding Limited (NYSE: JMEI) (“Jumei” or the “Company”), today announced that Super ROI’s tender offer (the “Offer”) to purchase all outstanding class A ordinary shares, par value $0.00025 each, of Jumei (“Class A Ordinary Shares”) and American depositary shares, each representing ten Class A Ordinary Shares (“ADSs”), expired at 12:00 midnight, New York City time, at the end of the day on April 8, 2020. Super ROI and its wholly owned subsidiary, Jumei Investment Holding Limited, have accepted for payment all Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) that were validly tendered and not validly withdrawn prior to the expiration of the Offer at price of $2.00 in cash per Class A Ordinary Share, or $20.00 in cash per ADS, without interest and less $0.05 per ADS cancellation fees and other related fees and withholding taxes, in accordance with the terms and conditions of the Offer.

Computershare Trust Company, N.A., the Tender Agent for the Offer, has advised that, as of immediately prior to the expiration of the Offer, a total of 40,344,690 Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) of Jumei had been validly tendered and not validly withdrawn in the Offer (excluding Class A Ordinary Shares tendered pursuant to Notices of Guaranteed Delivery for which certificates or confirmations of book-entry transfer had not yet been received by the Tender Agent), representing approximately 63.7% of 63,304,836 outstanding Class A Ordinary Shares of Jumei. Jumei Investment Holding Limited shall have, after acquisition of those 40,344,690 Class A Ordinary Shares, approximately 96% of the total voting power in Jumei.

Super ROI intends to promptly complete the acquisition of all shares of Jumei through a merger of Jumei and Jumei Investment Holding Limited, without a vote of Jumei's shareholders, in accordance with Cayman Islands law. The merger is anticipated to be effective on April 14, 2020. As a result of the merger, each outstanding Class A Ordinary Share not tendered and purchased in the Offer will be converted into the right to receive the same cash amount of $2.0 per share, without interest and less any required withholding taxes, that was offered in the tender offer; and each ADS not tendered and purchased in the Offer, together with the underlying Class A Ordinary Shares represented by such ADSs, shall be cancelled in exchange for the right to receive $20.0 in cash per ADS without interest and less $0.05 per ADS cancellation fees and other related fees and withholding taxes, that was offered in the tender offer. Following completion of the merger, Jumei will become a wholly owned subsidiary of Super ROI, and Jumei ADSs will cease to be traded on the New York Stock Exchange.

CAUTIONARY NOTE

This news release contains forward-looking statements, including statements relating to the anticipated acquisition of Jumei by Super ROI and other matters that are not historical facts. Statements in this news release that relate to future results and events are forward-looking statements based on Super ROI’s current plans and expectations and are subject to a number of risks and uncertainties, including risks and uncertainties with respect to Super ROI, Jumei, the Offer or the anticipated merger, that could cause actual results to differ materially from those described in these forward-looking statements.

About Jumei

Jumei (NYSE: JMEI) is a fashion and lifestyle solutions provider with a diversified portfolio of products on offer in China. Jumei sells branded beauty, baby, children and maternity products, light luxury products, as well as health supplements through its e-commerce platform. Jumei has invested in adjacent fashion and lifestyle businesses such as Jiedian, a mobile device power bank operating company, and TV drama series production, to expand its service offerings. These investments will further expand and strengthen Jumei’s ecosystem as it seeks to benefit from China’s transition into the new retail era.

About Super ROI

Super ROI is a privately held company that is ultimately wholly-owned by Mr. Leo Ou Chen, the founder, chairman of board of directors, chief executive officer and acting chief financial officer of Jumei.

For more information, please contact:

Christensen

In China

Mr. Christian Arnell

Phone: +86-10-5900-1548

E-mail: carnell@christensenir.com

In United States

Ms. Linda Bergkamp

Phone: +1-480-614-3004

Email: lbergkamp@christensenir.com